Exhibit 10.1

May 23, 2014

Dear Milind:

Reference is made to the stock option agreement, dated December 17, 2013 (the “Stock Option Agreement”), by and between Achillion Pharmaceuticals, Inc. (the “Company”) and you pursuant to which the Company awarded you a stock option on December 17, 2013 to purchase 400,000 shares of the Company’s common stock under the Company’s 2006 Stock Incentive Plan, as amended, at an exercise price of $3.02 per share on the terms set forth in the Stock Option Agreement (the “Stock Option”).

Having received sufficient consideration and by signing below, you hereby consent to the rescission by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) of 250,000 shares of the Company’s common stock underlying the Stock Option (the “Rescinded Portion”). You hereby agree that upon such rescission by the Compensation Committee, you will have no further claims, rights, or interests of any nature whatsoever in the Rescinded Portion, and you release any claims, rights or interests of any nature whatsoever you have or might have with respect to the grant or rescission of the Rescinded Portion against the Company and any related entities, including without limitation any present, former or future parent, divisions, subsidiaries or affiliates of the Company and their present, former or future employees, officers, directors, stockholders, members, counsel and anyone acting or purporting to act on behalf of any one of them, including without limitation any claim that the rescission breaches the terms of the Stock Option Agreement or your employment agreement, dated May 28, 2013, with the Company (the “Employment Agreement”). By signing below, you acknowledge that the Compensation Committee intends to provide replacement incentives with respect to the Rescinded Portion, in the form of a stock option, cash or a combination thereof, but that there is currently no binding agreement to do so.

This agreement constitutes the entire agreement among you, the Company and the other parties released by this Agreement with respect to the Rescinded Portion. Any other prior agreements, oral or written, among you, the Company or such other parties, including without limitation the Stock Option Agreement and your Employment Agreement, are hereby rescinded to the extent that they related to the Rescinded Portion so as to be void ab initio and have no further force or effect with respect to such Rescinded Portion. This agreement shall be governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Please sign below to acknowledge that you have read this agreement, understand it and are voluntarily entering into it.

		phone	fax	web
Achillion Pharmaceuticals, Inc.	300 George Street, New Haven, CT 06511	203.624.7000	203.624.7003	www.achillion.com

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Mary Kay Fenton

Name:	Mary Kay Fenton
Title:	Chief Financial Officer

Acknowledged, accepted and agreed to as of the date set forth above:

Signed:	/s/ Milind S. Deshpande

Milind S. Deshpande